CUSIP No.	31430F200, 31430F507	SCHEDULE 13D/A	Page	10	of	11	Pages

Exhibit 2
August 19, 2010
Perella Weinberg Partners Xerion Master Fund Ltd.
767 Fifth Avenue
New York, NY 10153
Attention: Victor Consoli
Dear Mr. Consoli:
P. Schoenfeld Asset Management LP (“PSAM”) is considering nominating Christopher J. Hartung and C. Brian Strickland (collectively, the “Slate”) to stand for election as directors of FelCor Lodging Trust Incorporated (“FelCor”) at a special meeting of holders of FelCor preferred stock (the “Preferred Stock”), and at any adjournments, postponements or continuations thereof (the “Special Meeting”). If PSAM determines to proceed with nominating the Slate, Perella Weinberg Partners Xerion Master Fund Ltd. (“you”) and PSAM agree as follows:
     1. We will be jointly responsible, on a 50%/50% basis, for all reasonable and documented costs and expenses incurred by PSAM and its affiliates, as well as certain estimated costs and expenses incurred by you and your affiliates prior to the date hereof and previously disclosed to us, in each case that are directly related to nominating the Slate for election at the Special Meeting and soliciting proxies for their election, including reasonable and documented costs of printing and mailing proxy materials to holders of the Preferred Stock (collectively referred to as the “Joint Expenses”). All costs and expenses billed to PSAM prior to the date hereof that are Joint Expenses have been previously disclosed to you. Each party to this letter agreement will promptly reimburse the other for its 50% share of any Joint Expenses incurred by the other party. Any reimbursement or other reduction in costs or expenses from any other party (collectively, “Reimbursements”) for Joint Expenses or related to or as a result of the subject matter of this letter agreement received by any party to this letter agreement or any of its affiliates will be shared on a 50%/50% basis, and will be paid to the other party promptly. Notwithstanding anything herein, PSAM and its affiliates explicitly agree that your share of aggregate Joint Expenses shall not exceed $200,000, such that the payment of any Joint Expenses in excess of $400,000 shall be the sole responsibility of PSAM, inclusive of any Reimbursements. In no event will you be responsible or liable for any amount in excess of $200,000 without your written consent.
     2. You agree to the disclosure of your and your appropriate affiliates’ name in any proxy solicitation materials to be filed by PSAM with the SEC as a “participant” in PSAM’s solicitation of proxies. Furthermore, you agree to reasonably cooperate with PSAM in the preparation of such materials and to provide any information reasonably requested by outside counsel preparing such materials for inclusion in such materials (which information you agree will be true and correct in all respects), including any representations and undertaking that may be requested by the SEC. Additionally, all information provided by PSAM to counsel in the preparations of such materials or to you in that regards will be true and correct in all respects. PSAM and you also agree to make reasonable efforts to notify the other party prior to any acquisitions or dispositions of any beneficially owned equity securities of FelCor, but in any event, will give notice to the other within 24 hours of acquisitions or dispositions of any beneficially owned equity securities of FelCor such that the other party may make any necessary regulatory disclosure. PSAM and you agree to keep confidential all information that is not required to be publicly disclosed.
     3. This letter agreement will terminate at the earliest of (a) the mutual agreement in writing of you and PSAM to terminate this letter agreement, and (b) the completion of the Special Meeting; provided, however, that termination of this letter agreement pursuant to this Paragraph 3 should not terminate your reimbursement obligations as set forth under Paragraph 1.
     4. Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership. The terms and provisions of this agreement may not be modified, waived or amended without the written consent of each of the parties hereto. Neither party to this letter agreement shall enter into an agreement or understanding with any other party relating to the subject matter of this letter agreement without the other party’s consent; provided that this sentence shall not be deemed to restrict the ability of a party to trade in securities or derivatives of FelCor. This letter agreement shall be interpreted and enforced in accordance with the laws of the State of New York.

CUSIP No.	31430F200, 31430F507	SCHEDULE 13D/A	Page	11	of	11	Pages

Sincerely, P. Schoenfeld Asset Management LP
By:	/s/ Dhananjay M. Pai
	Name:	Dhananjay M. Pai
	Title:	COO

Agreed and acknowledged by:
/s/ Aaron Hood
Aaron Hood
Authorized Person